UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2025

TMC THE METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39281	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Hastings Street, 15th Floor Vancouver, British Columbia (Address of principal executive offices)	V6E 2J3 (Zip Code)

Registrant’s telephone number, including area code: (888) 458-3420

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
TMC Common Shares without par value	TMC	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one TMC Common Share, each at an exercise price of $11.50 per share	TMCWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously announced, on June 16, 2025, TMC the metals company Inc. (the “Company”) entered into a securities purchase agreement in connection with a private placement with Korea Zinc Company, Ltd. (“Korea Zinc”). On June 25, 2025, the Company completed the closing of the private placement and issued to Korea Zinc 19,623,376 common shares and a warrant to purchase up to an additional 6,868,181 common shares for gross proceeds of approximately $85.2 million, which does not include any proceeds receivable upon exercise of the warrant.

As previously announced, on May 12, 2025, the Company entered into a securities purchase agreement in connection with a registered direct offering with certain new and existing investors. The Company has completed the closings of the registered direct offering and has issued to the investors an aggregate of 12,333,333 common shares and Class C warrants to purchase up to an aggregate of 12,333,333 common shares for aggregate gross proceeds of approximately $37.0 million, which does not include any proceeds receivable upon exercise of the Class C warrants.

Following the closings of these financings, the Company's cash balance is approximately $122.8 million as of June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMC THE METALS COMPANY INC.

Date: July 1, 2025	By:	/s/ Craig Shesky
	Name:	Craig Shesky
	Title:	Chief Financial Officer